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                                                                    Exhibit 99.1
[GRAPHIC OMITTED][GRAPHIC OMITTED]
BALDWIN & LYONS, INC.
PROTECTIVE INSURANCE COMPANY
SAGAMORE INSURANCE COMPANY
B & L INSURANCE, LTD. (BERMUDA)
[OBJECT OMITTED]
1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800


Subject:  Officer and Director Changes

February 7, 2007

Press Contact: G. Patrick Corydon
(317) 636-9800 (ext. 355)
corydon@baldwinandlyons.com


INDIANAPOLIS, INDIANA, FEBRUARY 7, 2007--Baldwin & Lyons, Inc. (NASD: BWINA, BWINB) today announced that Mr. James W. Good, Executive Vice President of Baldwin and Lyons, Inc. and President of its subsidiary insurance company, Protective Insurance Company, has announced his retirement from the Company effective May, 2007, after 42 years of service. Following his retirement from a full time position, Mr. Good will remain with the Company in a consulting capacity. Mr. Good, a director of Baldwin & Lyons, Inc., will not stand for re-election following the May expiration of his present term.

Joseph J. DeVito has been elected to the position of President and Chief Operating Officer of Baldwin and Lyons, Inc. by the Board of Directors at their meeting on February 6, 2007. Mr. DeVito has been employed by Baldwin and Lyons, Inc. in various capacities since 1981 and has been a director of the Company since 1997. He most recently served as Executive Vice President of Baldwin and Lyons, Inc. and President of its subsidiary company, Sagamore Insurance Company. Gary W. Miller will remain Chief Executive Officer of Baldwin & Lyons, Inc. and Chairman of the Board of Directors.

Mr. Steven A. Shapiro was nominated by the Board of Directors for shareholder election in May, 2007 to fill the vacant seat on the company's Board of Directors caused by Mr. Good's decision to not stand for reelection. Mr. Shapiro, 42, is a professional money manager with the firm of SF Investments in Highland Park, IL. Mr. Shapiro is also a member of Millennium Asset Advisers, the General Partner in a series of investment limited partnerships, including the New Vernon Insurance Fund, formed in 1999 to focus on investments in the property & casualty industry. Since 2004, Mr. Shapiro has served on the Board of Directors of First Mercury Financial Corporation, a publicly traded insurance company, where he serves as the chair of the Compensation Committee. From 1989 to 1991, Mr. Shapiro was employed at Arthur Andersen & Co. as a consultant. He received a B.A. in Economics from Emory University in 1987, and an M.B.A. from Northwestern University in 1989.

The other 12 incumbent directors have been re-nominated.

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About the company:
Baldwin & Lyons, Inc., based in Indianapolis, Indiana, is a specialty property-casualty insurer with a leading position in providing liability coverage for large and medium-sized trucking fleets. Additionally, the company's product offerings include coverage for non-standard private passenger automobile and small fleet trucking as well as a limited program of reinsurance assumed.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. INVESTORS ARE CAUTIONED THAT SUCH FORWARD-LOOKING STATEMENTS INVOLVE INHERENT RISKS AND UNCERTAINTIES. READERS ARE ENCOURAGED TO REVIEW THE COMPANY'S ANNUAL REPORT FOR ITS FULL STATEMENT REGARDING FORWARD-LOOKING INFORMATION.